EXHIBIT 99.1

NEWS RELEASE

Company Contacts:	(972) 444-9001
Investors:	Frank Hopkins or Scott Rice
Media and Public Affairs: Susan Spratlen

Pioneer Reports Third Quarter 2007 Results

Dallas, Texas, November 6, 2007 -- Pioneer Natural Resources Company (NYSE:PXD) today announced financial and operating results for the quarter ended September 30, 2007.

•	Third quarter net income of $102 million, or $.84 per diluted share
•	Third quarter average daily oil and gas sales of 109,423 barrels oil equivalent per day (BOEPD), or 100,799 BOEPD excluding discontinued operations in Canada
•	A 21% increase in production from core onshore assets in Spraberry, Raton, Edwards and Tunisia compared to the same quarter of 2006
•	Initial production from South Coast Gas in South Africa
•	Alaskan Oooguruk project on schedule
•	The sale of Pioneer’s Canadian assets for $540 million
•	Bolt-on acquisitions in the Spraberry field and the Barnett Shale totaling $240 million
•	Three new discoveries in Tunisia and two new discoveries in Edwards
•	The repurchase of 3.7 million shares at an average cost of $43.14 per share

Pioneer also announced that it expects 2007 all-in finding and development costs to be approximately $14 to $17 per barrel oil equivalent (BOE). Reserve replacement for 2007 is expected to be greater than 300%. The expected 2007 reserve additions are primarily attributable to continuing success in Tunisia, Spraberry, Raton and Edwards, and attractive acquisitions in Raton, Spraberry and the Barnett Shale.

Operations

In the Spraberry oil field, Pioneer has drilled approximately 300 wells year to date, and production for the third quarter of 2007 increased 14% compared to the same quarter of 2006. The Company continues to drill a majority of the wells to the deeper Wolfcamp zone resulting in incremental reserves and production of more than 20% being added to the typical Spraberry well. Today, Pioneer also separately announced a Spraberry acquisition.

In the Edwards Trend in South Texas, gas production increased 63% compared to the same quarter of 2006. Two new fields were discovered during the third quarter increasing Pioneer’s new field discoveries in the Edwards expansion area to eight. The Company’s 3-D seismic program is progressing well, and treating and pipeline infrastructure in the field is being expanded to handle Pioneer’s increasing production.

The Raton Basin program continues to be ahead of schedule as a result of improved permitting and drilling and completion efficiencies. The Company expects that 300 new coal bed methane wells will be completed and placed online in Raton during 2007. Raton production for the third quarter of 2007 is up 11% compared to the third quarter of 2006. Pioneer continues to further enhance production by adding wellhead compression throughout the field and optimizing field pressures.

Today, Pioneer also separately announced that it has agreed to purchase additional properties in the Barnett Shale and provided an update on its initial activity.

On its operated Jenein Nord block in Tunisia, Pioneer announced two new discoveries during the third quarter, for a total of seven successful wells on the block since late 2006. The Company is constructing new facilities and expects to initiate oil production from Jenein Nord during the fourth quarter of 2007, with first sales expected in the first quarter of 2008. The three latest discoveries on the block, Farrah, Angham and Methaq, tested at a combined production rate of greater than 10,000 barrels of oil per day (BOPD). The Nadir well, a recent discovery in the Adam Concession, tested in excess of 4,000 BOPD. The acquisition of additional 3-D seismic is underway in Jenein Nord and will soon commence on the Anaguid block. Three additional wells are expected to be drilled in Tunisia before the end of the year, and 15 to 19 wells are planned for 2008.

Gas and condensate production from four wells in the South Coast Gas project offshore South Africa has been initiated. Net gas equivalent production is expected to average 15 to 20 million cubic feet per day (MMCFPD) during the fourth quarter, and one additional gas well is expected to be online by the end of the year.

In Alaska, the Company has installed the Oooguruk production modules, export pipeline and the drilling rig in order to commence drilling in December. The project is on schedule for first oil production during the first half of 2008 with first sales expected mid-year. On the Cosmopolitan project, offshore Kenai Peninsula, Pioneer is drilling a horizontal appraisal well from an onshore pad. It is anticipated that the appraisal well will be completed by the end of the year, followed by an extended production test.

Financial Review

Pioneer’s third quarter net income was $102 million, or $.84 per diluted share, and included income from continuing operations of $93 million, or $.77 per diluted share. Cash flow from operating activities for the third quarter was $191 million.

Excluding discontinued operations attributable to the pending sale of the Company’s Canadian assets, third quarter oil sales averaged 24,994 barrels per day (BPD), natural gas liquids sales averaged 19,997 BPD and gas sales averaged 335 MMCFPD.

The reported price for oil was $70.27 per barrel and included $11.98 per barrel related to deferred revenue from volumetric production payments (VPPs) for which production was not recorded. The price for natural gas liquids was $42.48 per barrel. The reported price for gas was $7.11 per thousand cubic feet (MCF), including $.58 per MCF related to deferred revenue from VPPs for which production was not recorded.

During the third quarter of 2007, Pioneer recorded in Other Income $28 million ($18 million or $.15 per diluted share after tax) associated with the sale of Alaskan Petroleum Production Tax (PPT) credits. The Company earns PPT credits for qualified capital expenditures that can be used to reduce future PPT liabilities, sold to third parties or refunded by the State of Alaska.

Third quarter production costs averaged $12.24 per barrel oil equivalent (BOE). DD&A expense for the quarter was $114 million, or $12.28 per BOE, and included a charge of $17 million ($11 million or $.09 per diluted share after tax), due to downward price-related proved reserve revisions for properties in the Uinta/Piceance basin as a result of extremely low Rockies spot gas prices of $.60 per MCF as of September 30, 2007. Production from Pioneer’s Raton Basin properties is sold through Mid-Continent markets, and therefore Raton proved reserves were not impacted by low quarter-end prices in the Rockies.

Exploration and abandonment costs were $34 million for the quarter and included $10 million of acreage and unsuccessful drilling costs and $24 million of geologic and geophysical expenses, including seismic and personnel costs.

Considering that the South Coast Gas project is completed and that most of the investment in Oooguruk facilities will be expended by the end of 2007, Pioneer’s 2008 capital budget is expected to be approximately $1 billion, in line with expected cash flow. Capital spending for 2008 will be focused primarily on onshore development activities in Spraberry, Raton, Edwards and Tunisia and offshore development drilling at Oooguruk.

Scott Sheffield, Chairman and CEO, stated, “Third quarter production from continuing operations was up 12% from the prior year quarter. This strong organic production growth coupled with the opportunity to enhance per-share performance with share repurchases give us confidence that we can achieve our 12+% compounded annual production growth target for 2007 through 2010.”

Financial Outlook

Fourth quarter 2007 production from continuing operations is forecasted to average 101,000 to 106,000 BOEPD. Consistent growth is expected to continue, primarily driven by increasing production from Spraberry, Raton, Edwards, Tunisia and the South Coast Gas project in South Africa.

Fourth quarter production costs (including production and ad valorem taxes and transportation costs) are expected to average $11.75 to $12.75 per BOE based on current NYMEX strip prices for oil and gas. Depreciation, depletion and amortization expense is expected to average $10.50 to $11.50 per BOE.

Total exploration and abandonment expense during the fourth quarter is expected to be $40 million to $70 million and could include up to $45 million associated with lower-risk resource plays in the Edwards Trend in South Texas, the Rockies and Tunisia. In addition, exploration expense is expected to include up to $25 million for seismic investments and personnel, primarily related to the onshore resource plays in South Texas and Tunisia that Pioneer is currently progressing.

General and administrative expense is expected to be $30 million to $34 million. Interest expense is expected to be $38 million to $42 million, reflecting the ceasing of capitalization of interest on the South Gas Project in South Africa since it has started producing. Accretion of discount on asset retirement obligations is expected to be $2 million to $3 million.

The Company’s fourth quarter effective income tax rate is expected to range from 40% to 45%based on current capital spending plans.

Fourth quarter 2007 amortization of deferred losses on terminated oil and gas hedges is expected to be $38 million. The Company's financial results, oil and gas hedges and future VPP amortization are outlined on the attached schedules.

All necessary approvals for the divestiture of Pioneer’s Canadian subsidiary have been obtained, except for the purchaser’s approval under the Investment Canada Act. During the fourth quarter, Pioneer expects to close the sale of its Canadian subsidiary and the initial public offering of units in Pioneer Southwest Energy Partners L.P. Proceeds from these transactions will be used to fund the previously announced acquisitions in the Rockies, Barnett Shale and Spraberry and to reduce outstanding indebtedness.

Earnings Conference Call

On Tuesday, November 6 at 10:00 a.m. Eastern Time, Pioneer will discuss its quarterly financial and operating results with an accompanying presentation. The call will be webcast on Pioneer’s website, www.pxd.com. At the website, select ‘INVESTOR’ at the top of the page. For those who cannot listen to the live broadcast, a replay will be available shortly after the call. Or you may choose to dial (800) 310-6649 (confirmation code: 3997429) to listen to the call by telephone and view the accompanying visual presentation at the website above. A telephone replay will be available by dialing (888) 203-1112 (confirmation code: 3997429).

Pioneer is a large independent oil and gas exploration and production company, headquartered in Dallas, with operations in the United States, South Africa and Tunisia. For more information, visit Pioneer’s website at www.pxd.com.

Pioneer uses the term “all-in finding and development costs per BOE” to mean total costs incurred divided by the summation of annual proved reserves, on a BOE basis, attributable to revisions of previous estimates, purchases of minerals-in-place and discoveries and extensions. Consistent with industry practice, future capital costs to develop proved undeveloped reserves are not included in costs incurred. “Reserve replacement” is the summation of annual proved reserves, on a BOE basis, attributable to revisions of previous estimates, purchases of minerals-in-place and discoveries and extensions divided by annual production of oil, NGLs and natural gas, on a BOE basis.

A registration statement relating to the common units of Pioneer Southwest Energy Partners L.P. has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective. This communication does not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering of common units will be made only by means of a prospectus. A copy of the prospectus, when available, may be obtained by submitting requests to Citigroup Global Markets Inc., Attention: Prospectus Department, Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, New York 11220, phone: 718-765-6732, fax: 718-765-6734; Deutsche Bank Securities Inc., Attention: Prospectus Department, 100 Plaza One, Jersey City, New Jersey 07311, phone: 800-503-4611, or email: prospectusrequest@list.db.com; or UBS Securities LLC, Attention: Prospectus Department, 299 Park Avenue, New York, New York 10171, phone: 212-821-3000.

Except for historical information contained herein, the statements in this News Release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements and the business prospects of Pioneer are subject to a number of risks and uncertainties that may cause Pioneer’s actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, volatility of commodity prices, product supply and demand, competition, the ability to obtain environmental and other permits and the timing thereof, other government regulation or action, third party approvals, international operations and associated international political and economic instability, litigation, the costs and results of drilling and operations, availability of drilling equipment, Pioneer's ability to replace reserves, implement its business plans (including its plan sell its Canadian subsidiary, its plan to repurchase stock and its plan to form Pioneer Southwest Energy Partners L.P. and offer securities representing interests therein) or complete its development projects as scheduled, access to and cost of capital, the assumptions underlying production forecasts, uncertainties about estimates of reserves, quality of technical data, environmental and weather risks, acts of war or terrorism. These and other risks are described in Pioneer’s 10-K and 10-Q Reports and other filings with the Securities and Exchange Commission. Pioneer undertakes no duty to publicly update these statements except as required by law.

PIONEER NATURAL RESOURCES COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30,	December 31,
	2007	2006
	(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$19,271	$7,033
Accounts receivable, net	239,732	199,371
Income taxes receivable	88,302	24,693
Inventories	98,918	95,131
Prepaid expenses	11,004	11,509
Deferred income taxes	89,077	82,927
Discontinued operations held for sale	670,026	—
Other current assets, net	90,795	115,894
Total current assets	1,307,125	536,558

Property, plant and equipment, at cost:
Oil and gas properties, using the successful efforts method of accounting	8,603,233	8,178,052
Accumulated depletion, depreciation and amortization	(1,940,595)	(1,895,408)
Total property, plant and equipment	6,662,638	6,282,644

Deferred income taxes	3,817	345
Goodwill	310,872	309,908
Other assets, net	269,132	225,944
	$8,553,584	$7,355,399

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$362,458	$349,820
Interest payable	28,415	31,008
Income taxes payable	17,462	12,865
Discontinued operations held for sale	104,582	—
Deferred revenue	163,941	181,232
Other current liabilities	326,614	312,054
Total current liabilities	1,003,472	886,979

Long-term debt	2,610,683	1,497,162
Deferred income taxes	1,289,401	1,172,507
Deferred revenue	364,636	483,279
Other liabilities and minority interests	220,666	330,801
Stockholders’ equity	3,064,726	2,984,671
	$8,553,584	$7,355,399

PIONEER NATURAL RESOURCES COMPANY

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except for per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2007	2006	2007	2006

Revenues and other income:
Oil and gas	$458,898	$384,112	$1,232,272	$1,108,634
Interest and other	30,991	14,017	71,051	33,576
Gain (loss) on disposition of assets, net	558	(436)	(860)	(3,990)
	490,447	397,693	1,302,463	1,138,220
Costs and expenses:
Oil and gas production	113,554	88,687	308,380	264,741
Depletion, depreciation and amortization	113,879	82,562	280,927	233,269
Impairment of long-lived assets	(2,582)	—	15,309	—
Exploration and abandonments	34,498	41,006	170,143	158,671
General and administrative	32,330	29,262	94,304	88,466
Accretion of discount on asset retirement obligations	1,702	940	5,025	2,793
Interest	35,476	23,467	94,432	82,857
Hurricane activity, net	110	—	60,658	38,000
Other	7,513	14,001	23,478	31,208
	336,480	279,925	1,052,656	900,005

Income from continuing operations before income taxes	153,967	117,768	249,807	238,215
Income tax provision	(60,948)	(39,271)	(92,181)	(113,966)

Income from continuing operations	93,019	78,497	157,626	124,249
Income from discontinued operations, net of tax	8,908	2,302	10,374	587,796
Net income	$101,927	$80,799	$168,000	$712,045

Basic earnings per share:
Income from continuing operations	$0.78	$0.63	$1.30	$0.99
Income from discontinued operations, net of tax	0.07	0.02	0.09	4.68
Net income	$0.85	$0.65	$1.39	$5.67

Diluted earnings per share:
Income from continuing operations	$0.77	$0.62	$1.29	$0.98
Income from discontinued operations, net of tax	0.07	0.02	0.08	4.55
Net income	$0.84	$0.64	$1.37	$5.53

Weighted average shares outstanding:
Basic	120,323	124,021	121,020	125,520
Diluted	121,805	126,734	122,496	129,134

PIONEER NATURAL RESOURCES COMPANY

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Three months ended		Nine months ended
	September 30,		September 30,
	2007	2006	2007	2006

Cash flows from operating activities:
Net income	$101,927	$80,799	$168,000	$712,045
Adjustments to reconcile net income to net cash provided by operating activities:
Depletion, depreciation and amortization	113,879	82,562	280,927	233,269
Impairment of long-lived assets	(2,582)	—	15,309	—
Exploration expenses, including dry holes	8,725	15,043	92,706	81,449
Hurricane activity	—	—	66,000	42,000
Deferred income taxes	73,091	42,337	135,505	115,788
(Gain) loss on disposition of assets, net	(558)	436	860	3,990
Loss on extinguishment of debt	—	—	—	8,076
Accretion of discount on asset retirement obligations	1,702	940	5,025	2,793
Discontinued operations	6,719	12,987	41,518	(512,835)
Interest expense	4,092	2,357	13,305	7,522
Commodity hedge related activity	5,349	(3,713)	15,982	(6,210)
Amortization of stock-based compensation	8,461	7,047	24,816	25,357
Amortization of deferred revenue	(45,578)	(47,395)	(135,934)	(143,230)
Other noncash items	5,193	5,201	1,744	12,219
Change in operating assets and liabilities, net of effects from acquisition and disposition:
Accounts receivable, net	(55,383)	(1,351)	(54,821)	161,814
Income taxes receivable	(27,428)	(54)	(64,026)	(69)
Inventories	3,073	(12,990)	(6,331)	(52,113)
Prepaid expenses	(6,723)	(1,673)	(1,213)	291
Other current assets, net	5,224	(7,160)	5,037	2,047
Accounts payable	44,334	75,160	11,748	(21,253)
Interest payable	(12,858)	(1,202)	(2,592)	(11,476)
Income taxes payable	1,697	(37,993)	4,597	17,820
Other current liabilities	(41,743)	(31,552)	(80,189)	(22,624)
Net cash provided by operating activities	190,613	179,786	537,973	656,670
Net cash provided by (used in) investing activities	(418,625)	(367,179)	(1,405,062)	598,112
Net cash provided by (used in) financing activities	221,206	(169,491)	877,918	(1,175,226)
Net increase (decrease) in cash and cash equivalents	(6,806)	(356,884)	10,829	79,556
Effect of exchange rate changes on cash and cash equivalents	758	(86)	1,409	1,714
Cash and cash equivalents, beginning of period	25,319	457,042	7,033	18,802
Cash and cash equivalents, end of period	$19,271	$100,072	$19,271	$100,072

PIONEER NATURAL RESOURCES COMPANY

UNAUDITED SUMMARY PRODUCTION AND PRICE DATA

		Three months ended		Nine months ended
		September 30,		September 30,
		2007	2006	2007	2006
Average Daily Sales Volumes from
from Continuing Operations:
Oil (Bbls) -	U.S.	18,298	17,575	18,617	17,406
	South Africa	2,368	3,513	2,599	4,287
	Tunisia	4,328	2,299	4,062	2,393
	Worldwide	24,994	23,387	25,278	24,086

Natural gas liquids (Bbls) -	U.S.	19,997	18,884	18,190	18,599
	Worldwide	19,997	18,884	18,190	18,599

Gas (Mcf) -	U.S.	333,842	286,182	308,447	282,450
	Tunisia	1,003	—	2,755	—
	Worldwide	334,845	286,182	311,202	282,450

Average Daily Sales Volumes
from Discontinued Operations:
Oil (Bbls) -	U.S.	—	—	—	3,208
	Argentina	—	—	—	3,362
	Canada	277	312	309	299
	Worldwide	277	312	309	6,869

Natural gas liquids (Bbls) -	Argentina	—	—	—	563
	Canada	425	468	406	433
	Worldwide	425	468	406	996

Gas (Mcf) -	U.S.	—	(140)	—	48,195
	Argentina	—	—	—	58,700
	Canada	47,537	46,664	49,808	42,514
	Worldwide	47,537	46,524	49,808	149,409

Average Reported Prices (a):
Oil (per Bbl) -	U.S.	$68.28	$70.96	$59.38	$66.91
	South Africa	$79.54	$70.68	$70.57	$67.25
	Tunisia	$73.61	$70.79	$66.24	$65.13
	Worldwide	$70.27	$70.90	$61.63	$66.79

Natural gas liquids (per Bbl) -	U.S.	$42.48	$38.73	$38.09	$36.15
	Worldwide	$42.48	$38.73	$38.09	$36.15

Gas (per Mcf) -	U.S.	$7.11	$6.24	$7.27	$6.30
	Tunisia	$9.83	$—	$7.92	$—
	Worldwide	$7.11	$6.24	$7.27	$6.30

_____________

(a)	Average prices are attributable to continuing operations and include the results of hedging activities and amortization of VPP deferred revenue.

PIONEER NATURAL RESOURCES COMPANY

UNAUDITED SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES

(in thousands)

EBITDAX and discretionary cash flow ("DCF") (as defined below) are presented herein, and reconciled to the generally accepted accounting principle ("GAAP") measures of net income and net cash provided by operating activities because of their wide acceptance by the investment community as financial indicators of a company's ability to internally fund exploration and development activities and to service or incur debt. The Company also views the non-GAAP measures of EBITDAX and DCF as useful tools for comparisons of the Company's financial indicators with those of peer companies that follow the full cost method of accounting. EBITDAX and DCF should not be considered as alternatives to net income or net cash provided by operating activities, as defined by GAAP.

	Three months ended		Nine months ended
	September 30,		September 30,
	2007	2006	2007	2006

Net income	$101,927	$80,799	$168,000	$712,045
Depletion, depreciation and amortization	113,879	82,562	280,927	233,269
Impairment of long-lived assets	(2,582)	—	15,309	—
Exploration and abandonments	34,498	41,006	170,143	158,671
Hurricane activity	—	—	66,000	42,000
Loss on extinguishment of debt	—	—	—	8,076
Accretion of discount on asset retirement obligations	1,702	940	5,025	2,793
Interest expense	35,476	23,467	94,432	82,857
Income tax provision	60,948	39,271	92,181	113,966
(Gain) loss on disposition of assets, net	(558)	436	860	3,990
Discontinued operations	6,719	12,987	41,518	(512,835)
Current income taxes on discontinued operations	340	412	5,029	155,484
Cash exploration expense on discontinued operations	1,051	1,501	4,998	2,641
Commodity hedge related activity	5,349	(3,713)	15,982	(6,210)
Amortization of stock-based compensation	8,461	7,047	24,816	25,357
Amortization of deferred revenue	(45,578)	(47,395)	(135,934)	(143,230)
Other noncash items	5,193	5,201	1,744	12,219

EBITDAX (a)	326,825	244,521	851,030	891,093

Cash interest expense	(31,384)	(21,110)	(81,127)	(75,335)
Current income taxes	11,803	2,654	38,295	(153,662)

Discretionary cash flow (b)	307,244	226,065	808,198	662,096

Cash exploration expense	(26,824)	(27,464)	(82,435)	(79,863)
Changes in operating assets and liabilities	(89,807)	(18,815)	(187,790)	74,437

	$190,613	$179,786	$537,973	$656,670

_____________

(a)

"EBITDAX" represents earnings before depletion, depreciation and amortization expense; impairment of long-lived assets; exploration and abandonments; noncash hurricane activity; loss on extinguishment of debt; accretion of discount on asset retirement obligations; interest expense; income taxes; loss on the disposition of assets; noncash effects from discontinued operations; commodity hedge related activity; stock-based compensation; amortization of deferred revenue; and other noncash items.

(b)	Discretionary cash flow equals cash flows from operating activities before changes in operating assets and liabilities and before cash exploration expense.

PIONEER NATURAL RESOURCES COMPANY

SUPPLEMENTAL INFORMATION

As of November 2, 2007

Open Commodity Hedge Positions

	2007
	Fourth
	Quarter	2008	2009	2010

Average Daily Oil Production Hedged:
Swap Contracts:
Volume (Bbl)	9,500	15,250	8,000	4,000
NYMEX price (Bbl)	$73.56	$61.36	$71.57	$71.46
Collar Contracts:
Volume (Bbl)	5,000	3,000	2,000	—
NYMEX price (Bbl)
Ceiling	$76.04	$80.80	$76.50	$—
Floor	$63.00	$65.00	$65.00	$—
Average Daily Natural Gas Liquid Production Hedged:
Swap Contracts:
Volume (Bbl)	—	500	500	500
Blended index price (Bbl) (a)	$—	$44.33	$41.75	$39.63
Average Daily Gas Production Hedged:
Swap Contracts:
Volume (MMBtu)	205,054	129,167	9,897	2,500
NYMEX price (MMBtu) (b)	$8.41	$8.61	$9.00	$8.07

_____________

(a)	Represents blended Mont Belvieu posted price per Bbl.
(b)	Approximate, based on historical differentials to index prices.

Amortization of Deferred Revenue Associated with Volumetric Production Payments and Net Derivative Losses

(in thousands)

	2007
	Fourth
	Quarter	2008	Thereafter	Total

Total deferred revenues (a)	$45,297	$158,138	$325,142	$528,577
Less derivative losses to be recognized
in pretax earnings (b)	(347)	(4,373)	(12,744)	(17,464)

Total VPP impact to pretax earnings	$44,950	$153,765	$312,398	$511,113

_____________

(a)	Deferred revenue will be amortized as increases to oil and gas revenues during the indicated future periods.
(b)	Represents the remaining pretax earnings impact of the derivatives assigned in the VPPs.

PIONEER NATURAL RESOURCES COMPANY

SUPPLEMENTAL INFORMATION
As of November 2, 2007
(continued)

Deferred Losses on Terminated Hedges (a)
(in thousands)

	2007
	Fourth
	Quarter	2008	2009	Thereafter

Commodity hedge losses (b)	$31,615	$94,487	$—	$—
Debt hedge losses (c)	119	488	541	5,203

Total deferred losses	$31,734	$94,975	$541	$5,203

_____________

(a) (b) (c)

Excludes deferred hedge gains and losses on terminated derivatives related to the VPPs.

Deferred commodity hedge losses will be amortized as decreases to oil and gas revenues during the indicated future periods.

Deferred debt hedge losses will be amortized as increases to interest expense during the indicated future periods